Exhibit 10.33

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Management Services Agreement

This Management Services Agreement (this “Agreement”), dated as of June 1, 2022 (the “Effective Date”), is by and between Thunderra LLC, a Delaware limited liability company, with offices located at 2017 Greene Ave, Queens, NY, 11385 (the “Service Provider”) and Blockfusion USA, Inc., a Delaware corporation, with offices located at [***] (the “Customer”).

WHEREAS, Customer desires to retain Service Provider to provide certain facility management and related services upon the terms and conditions hereinafter set forth, and Service Provider is willing to perform such services.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Definitions.

“Action” has the meaning set forth in Section 4.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Authorized Service Recipients” means the Persons identified as such in the Statement of Work.

“BD USA” has the meaning set forth in Section 3.6.

“BD USA Agreement” has the meaning set forth in Section 3.6.

“Agreement” has the meaning set forth in the preamble.

“Change Order” has the meaning set forth in Section 5.2.

“Confidential Information” means any information that is treated as confidential by a party, including but not limited to all non-public information about its business affairs, products or services, Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, whether disclosed orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential”. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party; (b) is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; (c) is developed by the Receiving Party independently of, and without reference to, any Confidential Information of the Disclosing Party; or (d) is received by the Receiving Party from a third party who is not under any obligation to the Disclosing Party to maintain the confidentiality of such information. For the avoidance of doubt, all information about the Customer Environment, including images of Customer’s Equipment and the Customer’s Environment, are Confidential Information of Customer.

“Customer” has the meaning set forth in the preamble.

“Customer Contract Manager” has the meaning set forth in Section 4.1(a).

“Customer Environment” means Customer’s facility located at 5380 Frontier Ave., Niagara Falls, NY 14304 and/or such other facility or facilities as may be described in the Statement of Work.

“Customer Equipment” means any equipment, systems, cabling, or facilities provided by Customer and used directly or indirectly in the provision of the Services.

“Customer Materials” any documents, data, know-how, methodologies, software, and other materials provided to Service Provider by Customer, including computer programs, reports, and specifications.

“Deliverables” means all documents, work product, and other materials that are delivered to Customer hereunder or prepared by or on behalf of Service Provider in the course of performing the Services, including any items identified as such in the Statement of Work.

“Disclosing Party” means a party that discloses Confidential Information under this Agreement.

“Dispute” has the meaning set forth in Section 15.1.

“Dispute Notice” has the meaning set forth in Section 15.2.

“Escalation to Executive Notice” has the meaning set forth in Section 15.2.

“Escalation to Mediation Date” has the meaning set forth in Section 15.3.

“Executives” has the meaning set forth in Section 15.2.

“Force Majeure Event” has the meaning set forth in Section 14.

“Initial Term” has the meaning set forth in Section 6.1.

“Intellectual Property Rights” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Key Personnel” means any Service Provider Personnel who is identified as being key in the Statement of Work.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Losses” mean all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Permitted Subcontractor” has the meaning set forth in Section 3.1(h).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Receiving Party” means a party that receives or acquires Confidential Information directly or indirectly under this Agreement.

“Renewal Term” has the meaning set forth in Section 6.2.

“Service Provider” has the meaning set forth in the preamble.

“Service Provider Contract Manager” has the meaning set forth in Section 3.1(a)(i).

“Service Provider Equipment” means any equipment, systems, cabling, or facilities provided by or on behalf of Service Provider and used directly or indirectly in the provision of the Services.

“Service Provider Personnel” means all employees and Permitted Subcontractors, if any, engaged by Service Provider to perform the Services.

“Services” mean the professional and other services to be provided by Service Provider under this agreement, as described in more detail in the Statement of Work, and Service Provider’s obligations under this Agreement.

“Statement of Work” or “SOW” means the Statement of Work entered into by the parties and attached to this Agreement.

“Term” has the meaning set forth in Section 6.

“Third Party” or “Third Parties” has the meaning set forth in Section 3.6.

“Third Party Agreement” has the meaning set forth in Section 3.6.

“Third Party Equipment” has the meaning set forth in Section 3.6.

2. Services. Service Provider shall provide the Services to Customer and the Authorized Service Recipients as described in more detail in the Statement of Work in accordance with the terms and conditions of this Agreement.

3. Service Provider’s Obligations.

3.1 The Service Provider shall:

(a) subject to the prior written approval of Customer, appoint:

(i) a Service Provider employee to serve as a primary contact with respect to this Agreement and who will have the authority to act on behalf of Service Provider in connection with matters pertaining to this Agreement (the “Service Provider Contract Manager”) who shall initially be Kiryl Hnidash; and

(ii) Service Provider Personnel, including any Key Personnel, who shall be suitably skilled, experienced, and qualified to perform the Services;

(b) maintain the same Service Provider Contract Manager and other Key Personnel throughout the Term of this Agreement except for changes in such personnel due to:

(i) Customer’s request pursuant to Section 3.1(c); or

(ii) the resignation or termination of such personnel or other circumstances outside of Service Provider’s reasonable control;

(c) upon the reasonable written request of Customer, promptly replace the Service Provider Contract Manager and any other Service Provider Personnel;

(d) before the date on which the Services are to start, obtain, and at all times during the Term of this Agreement maintain, all necessary licenses and consents and comply with all relevant Laws applicable to the provision of the Services;

(e) prior to any Service Provider Personnel performing any Services hereunder: (i) ensure that such Service Provider Personnel have the legal right to work in the United States; and (ii) at its sole cost and expense, conduct background checks on such Service Provider Personnel, which background checks shall comprise, at a minimum, a review of credit history, references, and criminal record, in accordance with state, federal, and local law;

(f) comply with, and ensure that all Service Provider Personnel comply with, all rules, regulations, and policies of Customer that are communicated to Service Provider in writing, including security procedures concerning systems and data and remote access thereto, building security procedures, including the restriction of access by Customer to certain areas of its premises or systems for security reasons, and general health and safety practices and procedures;

(g) maintain complete and accurate records relating to the provision of the Services under this Agreement, including records of the time spent and materials used by Service Provider in providing the Services in such form as Customer shall approve. During the Term and for a period of two years thereafter, upon Customer’s written request, Service Provider shall allow Customer or Customer’s representative to inspect and make copies of such records and interview Service Provider Personnel in connection with the provision of the Services;

(h) obtain Customer’s written approval prior to entering into agreements with or otherwise engaging any Person, including all subcontractors and Affiliates of Service Provider, other than Service Provider’s employees, to provide any Services and Deliverables to Customer (each such approved subcontractor or other third party, a “Permitted Subcontractor”). Customer’s approval shall not relieve Service Provider of its obligations under the Agreement, and Service Provider shall remain fully responsible for the performance of each such Permitted Subcontractor and its employees and for their compliance with all of the terms and conditions of this Agreement as if they were Service Provider’s own employees. Nothing contained in this Agreement shall create any contractual relationship between Customer and any Service Provider subcontractor or supplier; and

(i) require each Permitted Subcontractor to be bound in writing by the confidentiality and intellectual property assignment or license provisions of this Agreement, and, upon Customer’s written request, to enter into a non-disclosure or intellectual property assignment or license agreement in a form that is reasonably satisfactory to Customer.

3.2 Service Provider is responsible for all Service Provider Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers' compensation insurance payments, and disability benefits.

3.3 Service Provider acknowledges that time is of the essence with respect to Service Provider’s obligations hereunder and that prompt and timely performance of all such obligations is strictly required.

3.4 The obligations of Service Provider under this Agreement shall be performed fully within the United States, other than remote services which may be performed in Ukraine and/or Belarus, unless approved in writing in advance by Customer.

3.5 Service Provider shall not make any construction changes or material alterations to the interior or exterior portions of the Customer’s premises without obtaining Customer’s prior written approval.

3.6 Service Provider and Customer recognize and acknowledge that Customer has obligations to third parties (“Third Parties”) with respect to third party owned Mining Equipment (“Third Party Equipment”) within the Customer Environment (“Third Party Agreements”), including to Bit Digital USA, Inc. (“BD USA”) under a separate Mining Services Agreement made on or about August 25, 2021 (the “BD USA Agreement”). No such third party, including BD USA, is a named third-party beneficiary of this Agreement and as such no such third party has rights to or obligations under this Agreement. Service Provider acknowledges that Section 7 of the BD USA Agreement requires that prior to utilizing Service Provider’s services as a “Contractor” to Customer, Customer must obtain “prior written consent” from BD USA and will cooperate with Customer as reasonably requested in obtaining such consent. Service Provider will make commercially reasonable efforts to the extent possible under the circumstances to provide management services hereunder in a manner that permits Customer to comply with its obligations under the BD USA Agreement and other Third Party Agreements.

4. Customer’s Obligations.

4.1 Customer shall:

(a) cooperate with Service Provider in all matters relating to the Services and appoint and, in its reasonable discretion, replace a Customer employee to serve as the primary contact with respect to this Agreement and who will have the authority to act on behalf of Customer with respect to matters pertaining to this Agreement, and who shall initially be Kant Trivedi (the “Customer Contract Manager”);

(b) provide, subject to Section 3.1(f), such access to Customer Environment and such other facilities as may reasonably be required by Service Provider and agreed with Customer in writing in advance, for the purposes of performing the Services;

(c) respond promptly to any Service Provider request to provide direction, information, approvals, authorizations, or decisions that are reasonably necessary for Service Provider to perform Services in accordance with the requirements of this Agreement; and

(d) provide such information as Service Provider may reasonably request in order to carry out the Services, in a timely manner, and ensure that it is complete and accurate in all material respects.

4.2 Service Provider shall promptly advise Customer if any of Service Provider’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of Customer, any Authorized Service Recipient, or their agents, subcontractors, consultants, or employees outside of Service Provider’s reasonable control. In such cases, Service Provider shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges, or losses sustained or incurred by Customer, in each case, to the extent arising directly or indirectly from such prevention or delay.

5. Change Orders.

5.1 If either party wishes to change the scope or performance of the Services, it shall submit details of the requested change to the other party in writing. Service Provider shall, within a reasonable time (not to exceed ten (10) days) after receiving a Customer-initiated request, or at the same time that Service Provider initiates such a request, provide a written estimate to Customer of:

(a) the likely time required to implement the change;

(b) any necessary variations to the fees and other charges for the Services arising from the change;

(c) the likely effect of the change on the Services;

(d) any other impact the change might have on the performance of this Agreement; and

(e) any other information reasonably requested by the Customer.

5.2 Promptly after receipt of the written estimate, the parties shall negotiate and agree in writing on the terms of such change (a “Change Order”). Neither party shall be bound by any Change Order unless mutually agreed upon in writing in accordance with Section 18.10.

6. Term and Termination.

6.1 Term. This Agreement shall commence as of the Effective Date and shall continue thereafter until third anniversary of the Effective Date (the “Initial Term”), unless sooner terminated pursuant to this Section 6.

6.2 Renewal. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional successive one-year terms unless either party provides written notice of nonrenewal at least 30 days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Term is renewed for one or more Renewal Term, the terms and conditions of this Agreement during each Renewal Term shall be the same as the terms and conditions in effect immediately prior to such renewal. If either Party provides timely notice of nonrenewal, then this Agreement shall terminate on the expiration of the then-current Term, unless sooner terminated as provided in this Section 6.

6.3 Termination for Convenience. Either party, in its sole discretion, may terminate this Agreement at any time without cause, by providing at least 60 days’ prior written notice to the other party.

6.4 Termination for Cause. Either party may terminate this Agreement, effective upon written notice to the other party if that Party:

(a) materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, that Party does not cure such breach within 30 days after receipt of written notice of such breach; or

(b) (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not dismissed or vacated within 60 days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

6.5 Effects of Termination or Expiration. Upon expiration or termination of this Agreement for any reason:

(a) Service Provider shall (i) promptly deliver to Customer all Deliverables (whether complete or incomplete) for which Customer has paid, all Customer Equipment and all Customer Materials in its possession, (ii) promptly remove any Service Provider Equipment located at Customer’s premises, (iii) provide reasonable cooperation and assistance to Customer in transitioning the Services to a different Service Provider, and (iv) on a pro rata basis, repay all fees and expenses paid in advance for any Services not performed or Deliverables not provided.

(b) Each party shall (i) return to the other party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other party’s Confidential Information, (ii) permanently delete all of the other party’s Confidential Information from its computer systems, and (iii) certify in writing to the other party that it has complied with the requirements of this clause; provided, however, that Customer may retain copies of any Confidential Information of Service Provider incorporated in the Deliverables or to the extent necessary to allow it to make full use of the Services and any Deliverables.

(c) In no event shall Customer be liable for any Service Provider Personnel termination costs arising from the expiration or termination of this Agreement.

6.6 Survival. The rights and obligations of the parties set forth in this Section 6.6 and Section 1, Section 8, Section 9, Section 10, Section 12, Section 6.5, Section 13 and Sections 15 through 18, and any right or obligation of the parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

7. Fees and Expenses; Payment Terms.

7.1 In consideration of the provision of the Services by the Service Provider and the rights granted to Customer under this Agreement, Customer shall pay the fees set forth in the Statement of Work. Payment to Service Provider of such fees and the reimbursement of expenses pursuant to this Section 7 shall constitute payment in full for the performance of the Services, and, Customer shall not be responsible for paying any other fees, costs, or expenses.

7.2 Where the Services are provided on a time and materials basis:

(a) the fees payable for the Services shall be calculated in accordance with Service Provider’s fee rates set forth in the Statement of Work;

(b) overtime will be payable by Customer only if specifically approved by Customer in writing; provided that up to 16 hours of overtime may be deemed approved by Customer in the case of urgent or emergency work; provided further that Service Provider provides Customer with prompt and timely written notice detailing the need and basis for such overtime.

(c) Customer shall reimburse Service Provider, at Service Provider’s actual cost without markup, for any materials, machinery, equipment, and third-party services (collectively, “Materials”) reasonably necessary for the provision of the Services. Service Provider shall obtain Customer’s written consent prior to the purchase of all Materials, which shall not be unreasonably withheld; and

(d) Service Provider shall issue invoices to Customer monthly in arrears for its fees for time for the immediately preceding month, calculated as provided in this Section 7.2, together with a detailed breakdown of any expenses for such month incurred in accordance with Section 7.4.

7.3 Where Services are provided for a fixed price, the total fees for the Services shall be the amount set out in the Statement of Work. The total price shall be paid to Service Provider in installments, as set out in the Statement of Work. At the end of a period specified in the Statement of Work in respect of which an installment is due, Service Provider shall issue invoices to Customer for the fees that are then payable, together with a detailed breakdown of any expenses incurred in accordance with Section 7.4.

7.4 Customer agrees to reimburse Service Provider for all actual, documented, and reasonable out-of-pocket expenses incurred by Service Provider in connection with the performance of the Services; provided that:

(a) any expense or series of related expenses in excess of $300 shall have been approved in advance in writing by Customer.

(b) Customer shall not be responsible for the following costs and expenses:

(i) Housing and accommodations for Service Provider Personnel; and

(ii) Transportation, including travel costs, gas costs and vehicle rental for Service Provider Personnel.

7.5 Service Provider shall issue invoices to Customer only in accordance with the terms of this Section, and Customer shall pay all properly invoiced amounts due to Service Provider within 30 days after Customer’s receipt of such invoice, except for any amounts disputed by Customer in good faith. All payments hereunder shall be in US dollars and made by check or wire transfer.

7.6 Customer shall be responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental entity on any amounts payable by Customer hereunder. Any such taxes, duties, and charges currently assessed or which may be assessed in the future, that are applicable to the Services are for the Customer’s account, and Customer hereby agrees to pay such taxes; provided, that, in no event shall Customer pay or be responsible for any taxes imposed on, or with respect to, Service Provider’s income, revenues, gross receipts, personnel, or real or personal property or other assets.

7.7 Without prejudice to any other right or remedy it may have, Customer reserves the right to set off at any time any amount owing to it by Service Provider against any amount payable by Customer to Service Provider.

8. Intellectual Property Rights; Ownership.

8.1 Customer is, and shall be, the sole and exclusive owner of all right, title, and interest in and to the Deliverables, including all Intellectual Property Rights therein. Service Provider agrees, and will cause its Service Provider Personnel to agree, that with respect to any Deliverables that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Deliverables are hereby deemed a “work made for hire” for Customer. To the extent that any of the Deliverables do not constitute a "work made for hire", Service Provider hereby irrevocably assigns, and shall cause the Service Provider Personnel to irrevocably assign to Customer, in each case without additional consideration, all right, title, and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. The Service Provider shall cause the Service Provider Personnel to irrevocably waive, to the extent permitted by applicable Law, any and all claims such Service Provider Personnel may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of droit moral with respect to the Deliverables.

8.2 Upon the request of Customer, Service Provider shall, and shall cause the Service Provider Personnel to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Customer to prosecute, register, perfect, or record its rights in or to any Deliverables.

8.3 Customer and its licensors are, and shall remain, the sole and exclusive owner of all right, title, and interest in and to the Customer Materials, including all Intellectual Property Rights therein. Service Provider shall have no right or license to use any Customer Materials except solely during the Term of the Agreement to the extent necessary to provide the Services to Customer. All other rights in and to the Customer Materials are expressly reserved by Customer.

8.4 Notwithstanding Section 8.3, from time to time during the term of this Agreement, Service Provider may request certain media assets, such as pictures and/or videos of the Facility, the Customer Equipment, and Service Provider Personnel at work (the “Marketing Materials”). Customer will promptly and in good faith provide Marketing Materials to Service Provider under a specific, limited, royalty-free, and revocable license on reasonable and customary terms, subject at all times to Customer’s good-faith judgment of its imperative to protect proprietary and other sensitive information, at its discretion, not to be unreasonably withheld or delayed. For clarity, Marketing Materials are expressly excluded from the definition of Confidential Information.

9. Confidential Information.

9.1 The Receiving Party agrees:

(a) not to disclose or otherwise make available Confidential Information of the Disclosing Party to any third party without the prior written consent of the Disclosing Party; provided, however, that the Receiving Party may disclose the Confidential Information of the Disclosing Party to its and its Affiliates, and their officers, employees, consultants, and legal advisors who have a “need to know,” who have been apprised of this restriction, and who are themselves bound by nondisclosure obligations at least as restrictive as those set forth in this Section 9;

(b) to use the Confidential Information of the Disclosing Party only for the purposes of performing its obligations under the Agreement or, in the case of Customer, to make use of the Services and Deliverables; and

(c) to promptly notify the Disclosing Party in the event it becomes aware of any loss or disclosure of any of the Confidential Information of Disclosing Party.

9.2 If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:

(a) prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party's request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.

10. Representations and Warranties.

10.1 Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and

(d) when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

10.2 Service Provider represents and warrants to Customer that:

(a) it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner in accordance with best industry standards for similar services and shall devote adequate resources to meet its obligations under this Agreement;

(b) it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;

(c) Customer will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(d) (i) none of the Services, Deliverables, and Customer’s use thereof infringe or will infringe any Intellectual Property Right of any third party, and, (ii) as of the date hereof, there are no pending or, to Service Provider’s knowledge, threatened claims, litigation, or other proceedings pending against Service Provider by any third party based on an alleged violation of such Intellectual Property Rights, in each case, excluding any infringement or claim, litigation or other proceedings to the extent arising out of (x) any Customer Materials or any instruction, information, designs, specifications, or other materials provided by Customer to Service Provider, (y) use of the Deliverables in combination with any materials or equipment not supplied or specified by Service Provider, if the infringement would have been avoided by the use of the Deliverables not so combined, and (z) any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider;

(e) the Services and Deliverables will be in conformity in all material respects with all requirements or specifications stated in this Agreement and the Statement of Work.

10.3 EXCEPT FOR THE EXPRESS WARRANTIES IN THIS AGREEMENT, (A) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE UNDER THIS AGREEMENT, AND (B) SERVICE PROVIDER SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

11. Indemnification.

11.1 Service Provider shall defend, indemnify, and hold harmless Customer and the Authorized Service Recipients and their officers, directors, employees, agents, successors, and permitted assigns (each, a “Customer Indemnitee”) from and against all Losses arising out of or resulting from:

(a) bodily injury, death of any person, or damage to real or tangible, personal property resulting from the willful, fraudulent, or negligent acts or omissions of Service Provider or Service Provider Personnel; and

(b) Service Providers breach of any representation, warranty, or obligation of Service Provider set forth in this Agreement.

11.2 Service Provider shall defend, indemnify, and hold harmless the Customer Indemnitees from and against all Losses based on a claim that any of the Services or Deliverables or Customer’s receipt or use thereof infringes any Intellectual Property Right of a third party; provided, however, that Service Provider shall have no obligations under this Section 11.2 with respect to claims to the extent arising out of:

(a) any Customer Materials or any instruction, information, designs, specifications, or other materials provided by Customer in writing to Service Provider;

(b) use of the Deliverables in combination with any materials or equipment not supplied to Customer or specified by Service Provider in writing, if the infringement would have been avoided by the use of the Deliverables not so combined; or

(c) any modifications or changes made to the Deliverables by or on behalf of any Person other than Service Provider or Service Provider Personnel.

11.3 Customer shall defend, indemnify, and hold harmless Service Provider and Service Provider’s Affiliates and their officers, directors, employees, agents, successors, and permitted assigns from and against all Losses arising out of or resulting from:

(a) bodily injury, death of any person, or damage to real or tangible, personal property resulting from the negligent or willful acts or omissions of Customer; and

(b) Customer’s breach of any representation, warranty, or obligation of Customer in this Agreement.

11.4 The party seeking indemnification hereunder shall promptly notify the indemnifying party in writing of any third-party claim, suit, action, or proceeding (each, an “Action”) arising and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of the indemnified party without the indemnified party’s prior written consent, which shall not be unreasonably withheld or delayed. The indemnified party’s failure to perform any obligations under this Section 11.4 shall not relieve the indemnifying party of its obligations under this Section 11.4 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of such failure. The indemnified party may participate in and observe the proceedings at its own cost and expense.

11.5 Notwithstanding anything to the contrary in this Agreement, the indemnifying party is not obligated to indemnify, hold harmless, or defend the indemnified party against any claim (whether direct or indirect) to the extent such claim or corresponding losses arise out of or result from the indemnified party’s:

(a) negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its material obligations set forth in this Agreement.

12. Limitation of Liability.

12.1 EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.2, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 The exclusions and limitations in Section 12.1 shall not apply to:

(a) damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 8 (Intellectual Property Rights; Ownership);

(b) damages or other liabilities arising out of or relating to a party’s failure to comply with its obligations under Section 9 (Confidentiality);

(c) a party’s indemnification obligations under Section 11 (Indemnification);

(d) damages or other liabilities arising out of or relating to a party’s gross negligence, willful misconduct, or intentional acts;

(e) death or bodily injury or damage to real or tangible personal property resulting from a party’s negligent acts or omissions;

(f) damages or liabilities to the extent covered by a party's insurance; and

(g) a party’s obligation to pay attorneys’ fees and court costs in accordance with Section 18.15.

13. Insurance.

13.1 At all times during the Term of this Agreement and for a period of three years thereafter, Service Provider shall procure and maintain, at its sole cost and expense, at least the following types and amounts of insurance coverage:

(a) Commercial General Liability with limits no less than $2,000,000 per occurrence and $2,000,000 in the aggregate (including products and completed operations, blanket or broad form contractual, personal injury liability and broad form property damage), which policy will include contractual liability coverage insuring the activities of Service Provider under this Agreement;

(b) Worker’s Compensation with limits no less than the greater of (i) $500,000, or (ii) the minimum amount required by applicable law;

(c) Commercial Automobile Liability with limits no less than $1,000,000, combined single limit;

(d) Employee Dishonesty (Fidelity) and Computer Crime coverage (for losses arising out of or in connection with any fraudulent or dishonest acts committed by employees of Service Provider, acting alone or in collusion with others) with a minimum limit of $5,000,000;

(e) Errors & Omissions coverage in the amount of $2,000,000; and

(f) Such other insurance as may be reasonably requested by Customer.

13.2 All insurance policies required pursuant to this Section 13 shall:

(a) be issued by insurance companies with a Best’s Rating of no less than A-VII;

(b) provide that such insurance carriers give Customer at least 30 days’ prior written notice of cancellation or non-renewal of policy coverage; provided that, prior to such cancellation, the Service Provider shall have new insurance policies in place that meet the requirements of this Section 13;

(c) waive any right of subrogation of the insurers against the Customer or any of its Affiliates;

(d) provide that such insurance be primary insurance and any similar insurance in the name of and/or for the benefit of Customer shall be excess and non-contributory; and

(e) name Customer and Customer’s Affiliates, including, in each case, all successors and permitted assigns, as additional insureds.

13.3 Upon the written request of Customer, Service Provider shall provide Customer with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 13, and shall not do anything to invalidate such insurance. This Section 13 shall not be construed in any manner as waiving, restricting, or limiting the liability of either party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a party hereto to indemnify, defend, and hold the other harmless under this Agreement).

14. Force Majeure.

14.1 No party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including without limitation the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, earthquake, pandemic, epidemic, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; or (h) telecommunication or Internet service breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, or inability or delay in obtaining supplies of adequate or suitable materials. The Impacted Party shall give notice within five (5) business days of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue.

14.2 The affected party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized and shall resume performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected party’s failure or delay remains uncured for a period of 30 days following written notice given by it under this Section 4, either party may thereafter terminate this Agreement upon 30 days’ written notice.

15. Disputes.

15.1 The parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of Sections 15 through 17. The procedures set forth in Sections 15 through 17 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and Sections 15 through 17 are express conditions precedent to litigation of the Dispute.

15.2 A party shall send written notice to the other party of any Dispute (“Dispute Notice”). The parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than three (3) negotiation sessions attended by the Service Provider Contract Manager and by the Customer Contract Manager. In the event that such Dispute is not resolved on an informal basis within 10 Business Days after one party delivers the Dispute Notice to the other party, whether the negotiation sessions take place or not, either party may, by written notice to the other party (“Escalation to Executive Notice”), refer such Dispute to the chief executives of each party (the “Executives”). For purposes of clarification, the party sending the Dispute Notice and the Escalation to Executive Notice shall send such notices in compliance with this Agreement’s notice provisions (Section 18.4), provided that the party sending an Escalation to Executive Notice shall also send a copy of such notice to the executives designated above.

15.3 If the Executives cannot resolve any Dispute during the time period ending 10 Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the “Escalation to Mediation Date”), either party may initiate mediation under Section 16.

16. Mediation.

16.1 Subject to Section 15, the parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediation service, and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The parties covenant that they will use commercially reasonable efforts in participating in the mediation. The parties agree that the mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the parties.

16.2 The parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

17. Litigation as a Final Resort. If the parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, within 20 Business Days after the Escalation to Mediation Date, either party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 18.12.

18. Miscellaneous.

18.1 Each party shall, upon the reasonable request of the other party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

18.2 The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

18.3 Neither party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, or otherwise use the other party's trademarks, service marks, trade names, logos, symbols, or brand names, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

18.4 All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18.4.

If to Service Provider:	Thunderra LLC [***] Email: Attention:
If to Customer:	Blockfusion USA, Inc. [***] Email: [***] Attention: [***]

18.5 For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections, Schedules, Exhibits, and Statements of Work refer to the Sections of, and Schedules, Exhibits, and Statements of Work attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules, Exhibits, and Statements of Work referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

18.6 This Agreement, together with all Schedules, Exhibits, and Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule, Exhibit or Statement of Work, the following order of precedence shall govern: (a) first, this Agreement, exclusive of its Exhibits and Schedules; (b) second, the Statement of Work; and (c) third, any Exhibits and Schedules to this Agreement.

18.7 Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that, upon prior written notice to the other party, either party may assign the Agreement to an Affiliate of such party or to a successor of all or substantially all of the assets of such party through merger, reorganization, consolidation, or acquisition. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18.8 This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

18.9 The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

18.10 This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

18.11 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.12 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of this Agreement or the Services provided hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

18.13 Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

18.14 Each party acknowledges that a breach by a party of Section 8 (Intellectual Property Rights; Ownership), or Section 9 (Confidentiality) may cause the non-breaching party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance, and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

18.15 If any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing party.

18.16 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THUNDERRA LLC

By	/s/ Kiryl Hnidash
Name:	Kiryl Hnidash
Title:	Chief Executive Officer

BLOCKFUSION USA, INC.

By	/s/ Kant Trivedi
Name:	Kant Trivedi
Title:	Manager